Vystar Corporation 8-K

Exhibit 3.1

CERTIFICATE OF AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF VYSTAR CORPORATION

Pursuant to Section 14-2-1007 of the Georgia Business Corporation Code, Vystar Corporation, a Georgia Corporation, hereby certifies that:

I.

The name of the Corporation is: Vystar Corporation.

II.

Pursuant to Section 14-2-821 of the Georgia Business Corporation Code, the Board of Directors of the Corporation duly adopted resolutions on November 1, 2016, setting forth and declaring advisable that the Corporation amend and restate its Articles of Incorporation by deleting the provisions thereof in their entirety and substituting in lieu thereof new provisions so that, as amended and restated, the provisions shall read in their entirety as hereinafter set forth.

III.

The Amended and Restated Articles of Incorporation contain amendments which require shareholder approval.

IV.

Pursuant to Section 14-2-704 of the Georgia Business Corporation Code, a majority of the shareholders of the Corporation duly adopted effective November 1, 2016, resolutions approving and adopting the Amended and Restated Articles of Incorporation.

V.

The Amended and Restated Articles of Incorporation supersede the original Articles of Incorporation and all amendments thereto.

VI.

The Amended and Restated Articles of Incorporation are attached hereto.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amended and Restated Articles of Incorporation to be executed by its duly authorized officer this 28th day of December, 2016.

VYSTAR CORPORATION

By:	/s/
Name:	William R. Doyle
Title:	Chairman and Chief Executive Officer

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
VYSTAR CORPORATION

I.
NAME

The name of the Corporation is Vystar Corporation (hereinafter, the “Corporation”).

II.
PURPOSES

The Corporation is organized for the purpose of engaging in any and all lawful businesses not specifically prohibited to Corporations for profit under the laws of the State of Georgia, and the Corporation shall have all powers necessary to conduct any such businesses and all other powers enumerated in the Georgia Business Corporation Code (the “Code”) or under any act amendatory thereof, supplemental thereto or substituted therefor.

III.
AUTHORIZED SHARES

Section 3.1

The Corporation shall have authority to issue two classes of shares to be designated respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is Two Hundred Sixty Five Million (265,000,000) shares of which Two Hundred Fifty Million (250,000,000) shall be Common Stock and Fifteen Million (15,000,000) shall be Preferred Stock. Each share of Common Stock shall have a par value of $0.0001, and each share of Preferred Stock shall have a par value of $0.0001. The Preferred Stock authorized by the Articles of Incorporation may be issued from time to time in one or more series, each of which shall have such designation(s) or title(s) as may be fixed by the Board of Directors of the Corporation (the “Board of Directors”) prior to the issuance of any shares thereof. The Board of Directors is hereby authorized to fix or alter the dividend rates, conversion rights, rights and terms of redemption, including sinking fund provisions, the redemption price or prices, voting rights and liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them. The rights, powers, preferences, limitations and restrictions, if any, accompanying such shares of Preferred Stock shall be set forth by resolution of the Board of Directors providing for the issue thereof prior to the issuance of any shares thereof, in accordance with the applicable provision of the Georgia Business Corporation Code. Each share of any series of Preferred Stock shall be identical with all other shares of such series, except as to the date from which dividends, if any, shall accrue.

Section 3.2

Certificate of Designations, Powers, Preferences and Relative, Participating, Optional and other Special Rights of the Series A Cumulative Convertible Preferred Stock:

Section 1.

Designation; Number of Shares. The shares of such series shall be designated as “l0% Series A Cumulative Convertible Preferred Stock” (the “Convertible Preferred Stock”), and the number of shares constituting the Convertible Preferred Stock shall be 200,000. Such number of shares may be decreased by resolution of the Board of Directors or any successor provision; provided, that no such decrease shall reduce the number of authorized shares of Convertible Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, warrants, convertible or exchangeable securities or other rights to acquire shares of Convertible Preferred Stock.

Section 2.

Stated Capital. The amount to be represented in the stated capital of the Corporation for each share of Convertible Preferred Stock shall be $0.0001.

Section 3.

Rank. The Convertible Preferred Stock shall rank prior to all of the Corporation’s Common Stock, par value $0.0001 per share (the “Common Stock”), now outstanding or hereafter issued, as to distributions of assets upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

Section 4.

Dividends. So long as any shares of Convertible Preferred Stock remain outstanding:

(a)

If the Corporation makes any dividend or distribution of cash, securities (including, but not limited to, rights, warrants, options or evidences of indebtedness) or prope11ies or assets on shares of Common Stock, then the Corporation shall simultaneously declare and pay a dividend or distribution on shares of Convertible Preferred Stock in the amount of dividends or distributions that would be made with respect to shares of Convertible Preferred Stock if such shares were converted into shares of Common Stock on the record date for such dividend or distribution (or if no record date is established, at the date such dividend or distribution is declared).

(b)

The holders of Convertible Preferred Stock shall be entitled to receive dividends out of any funds legally available therefor prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of this Corporation’s Common Stock) at a rate equal to ten percent (10%) cumulatively for such shares of Preferred Stock per annum.

Section 5.

Liquidation Preference. In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Convertible Preferred Stock sl1all be entitled to receive out of the assets of the Corporation whether such assets constitute stated capital or surplus of any nature, an amount equal to the dividends accumulated and unpaid thereon to the date of final distribution to such holders, whether or not declared, without interest, plus a sum equal to $10 per share, and no more, before any payment shall be made or any assets distributed to the holders of Common Stock or any other capital stock of the Corporation ranking junior as to liquidation rights to the Convertible Preferred Stock (such Common Stock and other capital stock being referred to herein collectively as “Junior Liquidation Stock”). After payment in full of the liquidation preference of the shares of the Convertible Preferred Stock, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock and the Convertible Preferred Stock in proportion to the shares of Common Stock then held by them and the shares of Common Stock which they then have the right to acquire upon conversion of the shares of Convertible Preferred Stock then held by them. A merger or consolidation (other than one in which stockholders of the Corporation own a majority by voting power of the outstanding shares of the surviving or acquiring corporation) and a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Corporation shall be deemed a liquidation, dissolution or winding up of the Corporation for purposes of this Section 5, thereby triggering payment of the liquidation preferences described above, unless the holders of 75% of the Convertible Preferred Stock elect otherwise.

Section 6.

No Redemption. The shares of Convertible Preferred Stock shall not be redeemable.

Section 7.

Conversion.

(a)

Conversion at Option of Holders.

(i)

Subject to the limitation set forth in Section 7(e), holders of Convertible Preferred Stock may on or after the six (6) month anniversary of the Investor’s Securities Purchase Agreement Acceptance Date, at their option upon surrender of the certificates therefor, convert up to five percent (5%) of their shares of Convertible Preferred Stock into fully paid and nonassessable shares of Common Stock (and such other securities and property as they may be entitled to, as hereinafter provided) and an additional five percent (5%) of their Shares each subsequent monthly anniversary. Each share of Convertible Preferred Stock shall be convertible at the office of any transfer agent for the Convertible Preferred Stock, and at such other office or offices, if any, as the Board of Directors may designate, into that number of fully paid and nonassessable shares of Common Stock as shall be equal to the Conversion Rate, determined as hereinafter provided, in effect at the time of conversion. Shares of Convertible Preferred Stock may initially be converted into full shares of Common Stock as is determined by dividing (A) the Original Issue Price by (B) the Conversion Price, subject to adjustment from time to time as provided in Section 8 (such conversion rate, as so adjusted from time to time, being referred to herein as the “Conversion Rate”). “Original Issue Price” means $10. “Conversion Price” means $0.075.

(ii)

The right of holders of Convertible Preferred Stock to convert their shares shall be exercised by surrendering for such purpose to the Corporation or its agent, as provided above, certificates representing shares to be converted, duly endorsed in blank or accompanied by proper instruments of transfer. The Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of Common Stock or other securities or property upon conversion of Convertible Preferred Stock in a name other than that of the holder of the shares of Convertible Preferred Stock being converted, nor shall the Corporation shall be required to issue or deliver any such shares or other securities or property unless and until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of any such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(b)

Mandatory Conversion. Subject to the limitation set forth in Section 7(e), each share of Convertible Preferred Stock shall be automatically converted into shares of Common Stock at the then effective Conversion Rate (i) upon the date on which at least 75% of the outstanding shares of Convertible Preferred Stock elect such conversion or (ii) upon the closing of an offering of equity securities for the account of the Corporation (other than by sale of the Convertible Preferred Stock pursuant to the Securities Purchase Agreement), provided that the aggregate gross proceeds to the Corporation are $10 million or more (net of underwriting commissions and expenses) (an “Equity Offering”), provided further that the Convertible Preferred Stock shall not be deemed to have converted until immediately after the closing of the Equity Offering.

(c)

A number of shares of the authorized but unissued Common Stock sufficient to provide for the conversion of the Convertible Preferred Stock outstanding upon the basis hereinbefore provided shall at all times, after the six (6) month anniversary of the Investor’s Securities Purchase Agreement Acceptance Date, be reserved by the Corporation, free from preemptive rights, for such conversion, subject to the provisions of the next paragraph. If the Corporation shall issue any securities or make any change in its capital structure which would change the number of shares of Common Stock into which each share of the Convertible Preferred Stock shall be convertible as herein provided, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Convertible Preferred Stock on the new basis. The Corporation shall comply with all securities laws regulating the offer and delivery of shares of Common Stock upon conversion of the Convertible Preferred Stock.

(d)

Upon the surrender of certificates representing shares of convertible preferred stock to be converted, duly endorsed or accompanied by proper instruments of transfer as provided above, the person converting such shares shall be deemed to be the holder of record of the common stock issuable upon such conversion, and all rights with respect to the shares surrender shall forthwith terminate except the right to receive the common stock or other securities, cash or other assets as herein provided.

Section 8.

Adjustments to Conversion Rate.

(a)

Notwithstanding anything in this Section 8 to the contrary, no change in the Conversion Rate shall be made until the cumulative effect of the adjustments called for by this Section 8 since the date of the last change in the Conversion Rate would change the Conversion Rate by more than 1%. However, once the cumulative effect would result in such a change, then the Conversion Rate shall be changed to reflect all adjustments called for by this Section 8 and not previously made. Subject to the foregoing, the Conversion Rate shall be adjusted from time to time as follows: In case the Corporation shall (A) pay a dividend or make a distribution on its Common Stock in shares of its capital stock, (B) subdivide its outstanding Common Stock into a greater number of shares, (C) combine the shares of its outstanding Common Stock into a smaller number of shares or (D) issue by reclassification of its Common Stock any shares of its capital stock, then in each such case the Conversion Rate in effect immediately prior thereto shall be proportionately adjusted so that the holder of any Convertible Preferred Stock thereafter surrendered for conversion shall be entitled to receive, to the extent permitted by applicable law, the number and kind of shares of capital stock of the Corporation which such holder would have owned or have been entitled to receive after the happening of such event had such Convertible Preferred Stock been converted immediately prior to the record date for such event (or if no record date is established in com1ection with such event, the effective date for such action). An adjustment pursuant to this subparagraph (a) shall become effective immediately after the record date in the case of a stock dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(b)

Except as otherwise provided above in this Section 8, no adjustment in the Conversion Rate shall be made in respect of any conversion for share distributions or dividends theretofore declared and paid or payable on the Common Stock.

(c)

Whenever the Conversion Rate is adjusted as herein provided, the Corporation shall send to each transfer agent for the Convertible Preferred Stock and the Common Stock, a statement signed by the Chairman of the Board of Directors, the President or Chief Executive Officer of the Corporation and by its Treasurer or its Secretary stating the adjusted Conversion Rate determined as provided in this Section 8; and any adjustment so evidenced, given in good faith, shall be binding upon all stockholders and upon the Corporation. Whenever the Conversion Rate is adjusted, the Corporation shall give notice by mail at the time of, and together with, the next dividend payment to the holders of record of Convertible Preferred Stock, setting forth the adjustment and the new Conversion Rate and Conversion Price. Notwithstanding the foregoing notice provisions, failure by the Corporation to give such notice or a defect in such notice shall not affect the binding nature of such corporate action of the Corporation.

(d)

Whenever the Corporation shall propose to take any of the actions specified in subparagraph (a) of this Section 8 which would result in any adjustment in the Conversion Rate, the Corporation shall cause a notice to be mailed at least 30 days prior to the date on which the books of the Corporation will close or on which a record will be taken for such action to the holders of record of the outstanding Convertible Preferred Stock on the date of such notice. Such notice shall specify the action proposed to be taken by the Corporation and the date as of which holders of record of the Common Stock shall participate in any such actions or be entitled to exchange their Common Stock for securities or other property, as the case may be. Failure by the Corporation to give such notice or any defect in such notice shall not affect the validity of the transaction.

Section 9.

Convertible Preferred Stock Not Redeemable at Option of Holders or Exchangeable; No Sinking Fund. The Convertible Preferred Stock shall not be redeemable upon the request of holders thereof or exchangeable for other capital stock or indebtedness of the Corporation or other property. The shares of Convertible Preferred Stock shall not be subject to the operation of a purchase, retirement or sinking fund.

Section 10.

Voting Rights. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation, each holder of outstanding shares of Convertible Preferred Stock shall be entitled to cast a number of votes equal to the number of whole shares of Common Stock into which the shares of Convertible Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Convertible Preferred Stock shall vote together with the holders of Common Stock as a single class.

Section 11.

Certain Actions Not to be Taken Without Vote of Holders of Convertible Preferred Stock. So long as 10% of the shares of Convertible Preferred Stock are outstanding, in addition to any other vote or approval required under the Bylaws of the Corporation, the Corporation will not, without the written consent of the holders of at least 75% of the Convertible Preferred Stock, either directly or by amendment, merger, consolidation or otherwise (i) create or authorize the creation of or issue any other security convertible into or exercisable for any equity security, having rights, preferences or privileges senior to or on parity with the Convertible Preferred Stock, or increase the authorized number of shares of Convertible Preferred Stock or (ii) purchase or redeem or pay any dividend on any capital stock prior to the Convertible Preferred Stock other than stock repurchased from former employees or consultants in connection with the cessation of their employment or services, as the case may be, at the lower of fair market value or cost, other than as approved by the Board of Directors.

Section 12.

Outstanding Shares. For purposes of this Certificate of Designations, all shares of Conve1tible Preferred Stock shall be deemed outstanding except for (a) shares of Convertible Preferred Stock held of record or beneficially by the Corporation or any subsidiary of the Corporation; (b) from the date of sun-ender of certificates representing Convertible Preferred Stock for conversion pursuant to Section 7, all shares of Convertible Preferred Stock which have been converted into Common Stock or other securities or property pursuant to Section 7.

IV.
REGISTERED OFFICE AND AGENT

The street address and county of the registered office of the Corporation is Wilson Dean Waters, 2480 Briarcliff Rd NE, #6, Suite 159, Atlanta, GA 30329, DeKalb County.

V.
PRINCIPAL OFFICE

The mailing address of the principal office of the Corporation is 2480 Briarcliff Rd NE, #6, Suite 159, Atlanta, GA 30329.

VI.
DIRECTORS

Section 6.1

Number of Directors. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors. Subject to the rights of the holders of one or more series of preferred stock then outstanding as provided for or fixed pursuant to the provisions of Article III, the total number of directors constituting the entire Board of Directors of the Corporation shall not be less than five (5) nor more than seven (7), with the then-authorized number of directors fixed from time to time by the Board of Directors.

Section 6.2

Classes of Directors. Effective in connection with the Corporation’s 2016 annual meeting of shareholders and thereafter, the Board of Directors shall be and is divided into two classes, as nearly equal in number as possible, designated: One Year Class and Two Year Class. In case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned as nearly equal as possible. No decrease in the number of directors shall shorten the term of any incumbent director.

Section 6.3

Terms of Office. Each director initially appointed to the One Year Class shall serve for an initial term expiring at the Corporation’s 2017 annual meeting of shareholders following the effectiveness of this provision; each director initially appointed to the Two Year Class shall serve for an initial term expiring at the Corporation’s 2018 annual meeting of shareholders following the effectiveness of this provision; provided further, that the term of each director shall continue until the election and qualification of a successor and be subject to such director’s earlier death, resignation or removal.

Section 6.4

Vacancies. Vacancies on the Board of Directors by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, and newly created directorships resulting from any increase in the authorized number of directors shall be solely filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. A director elected to fill a vacancy or a newly created directorship shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of a successor and to such director’s earlier death, resignation or removal.

Section 6.5

Authority. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized: (i) to make, alter or repeal the Bylaws of the Corporation; (ii) to authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation; (iii) to set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created; (iv) by resolution adopted at a regular or special meeting of the Board of Directors, to authorize the issuance of any series of preferred stock or any debt security of the Corporation, with full, limited or no voting power, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be determined by the Board of Directors; (v) by resolution passed by a majority of the whole Board of Directors, to designate one or more committees, each committee to consist of two or more of the Directors of the Corporation, which, to the extent provided in the resolution or in the Bylaws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the Bylaws of the Corporation or as may be determined from time to time by resolution adopted by the Board of Directors; and (vi) when and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a shareholders’ meeting duly called for that purpose to sell, lease or exchange all of the property and assets of the Corporation, including its goodwill and its corporate franchises, upon such terms and conditions and for such consideration, which may be in whole or in part shares of stock in, and/or other securities of, any other business entity or entities, as its Board of Directors shall deem expedient and for the best interests of the Corporation.

VII.
LIMITATIONS ON DIRECTOR AND OFFICER LIABILITY

No Director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of duty of care or other duty as a Director or officer, except for liability (1) for any appropriation, in violation of his duties, of any business opportunity of the Corporation; (2) for acts or omissions which involve intentional misconduct or a knowing violation of the law; (3) for the types of liability set forth in Section 14-2-832 of the Code; or (4) for any transaction from which the Director received an improper personal benefit. If the Code is amended after the effective date of this Article to authorize corporate action further limiting the personal liability of Directors or officers, then the liability of a Director or officer of the Corporation shall be limited to the fullest extent permitted by the Code, as so amended. Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a Director or officer of the Corporation existing at the time of such repeal or modification.

VIII.
ACTION WITHOUT MEETING

In addition to and not in limitation of any other provisions of the Code and the bylaws of the Corporation, any action required or permitted to be taken at a shareholders meeting may be taken without a meeting of the shareholders if the action is evidenced by one or more written consents describing the action taken, signed by the shareholders who would be entitled to vote at a meeting that number of shares having voting power to cast not less than the minimum number (or numbers, in the case of voting by groups) of votes that would be necessary to authorize or take the action at a meeting at which all shareholders entitled to vote were present and voted. No written consent signed under this provision shall be valid unless the consenting shareholder has been furnished the same material that, under the Code, would have been required to be sent to shareholders in a notice of a meeting at which the proposed action would have been submitted to the shareholders for action, or it contains an express waiver of the rights to receive such material.

IX.
AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.